FIRST QUARTER 2004 CONFERENCE CALL 9:00 AM Eastern April 20, 2004 Exhibit 99.2

RESULTS FROM CONTINUING OPERATIONS ($ in millions, except per share figures) First Quarter 2004 2003 % Change Sales $1,242.4 $998.4 24.4% EBT $117.7 $75.6 55.7% Net Earnings $83.8 $57.7 45.2% DEPS $0.41 $0.28 46.4%

DOVER RESOURCES ($ in millions) First Quarter 2004 2003 % Change Sales $303.7 $223.1 36.1% Earnings $49.4 $32.5 52.0% Operating Margin 16.3% 14.6% First quarter results improved significantly over last year, as all but three companies had double- digit earnings improvement. The Energy Products Group continues to benefit from high energy prices and demand. Warn was the largest earnings contributor, with strong earnings growth from products sold to the automotive industry. The OPW companies experienced strong international sales, while domestic sales were helped by environmental regulations and railroad tank car products. The pump companies (Wilden and Blackmer) experienced a good quarter in the US and strong international growth. For the winch companies, as well as Texas Hydraulics, market conditions were positive as evidenced by strong sales and bookings. De-Sta-Co had improved sales from all global segments, and continues to work on operational improvements.

DOVER INDUSTRIES ($ in millions) First Quarter 2004 2003 % Change Sales $287.2 $241.1 19.1% Earnings $32.7 $26.4 23.9% Operating Margin 11.4% 10.9% First quarter sales were the highest in Industries' history. Bookings are at an all-time high, although steel prices negatively impacted margins. Growth in the North American refuse vehicle market drove Heil Environmental's revenues up over 20%. Margins are improving, but were hindered by steel prices. Marathon's sales and earnings increased over 30% from the prior year. Heil Trailer's revenues were up 40% driven by military shipments and a pick-up in petroleum tanker volume. Margins were hurt by new product start-up costs and increasing material costs. Rotary Lift delivered record sales aided by a recent German acquisition. Chief Automotive had significant earnings growth as sales of computerized measuring products more than offset weakness in collision repair equipment. Triton delivered the highest volume quarter in their history as international unit sales increased over 60%. Strong overseas volume drove Tipper-Tie's improved results.

DOVER DIVERSIFIED ($ in millions) First Quarter 2004 2003 % Change Sales $293.6 $276.2 6.3 % Earnings $30.9 $31.2 -1.0 % Operating Margin 10.5% 11.3% Diversified's earnings were flat, as improvements at seven of eleven operating companies were offset largely by a sizable unfavorable comparison at Belvac, which shipped two large projects in the first quarter of 2003. Bookings were 25% higher than last year and resulted in a 1.19 book- to-bill ratio. Hill Phoenix was again the largest contributor to sales and earnings, although results fell short of a strong prior year as some customers deferred expenditures. Sales and earnings are expected to improve in the second quarter. Crenlo achieved the largest incremental earnings improvement over the prior year quarter, as cost reductions and productivity improvements provided good leverage on increased cab sales. SWEP reported a record quarter, resulting from increased compact brazed heat exchanger volume and improved productivity. Sargent's earnings were the highest in ten quarters, fueled by robust military business and improving commercial aerospace markets. PMI's automotive and performance sports markets showed improvement, producing increased sales and earnings.

DOVER TECHNOLOGIES ($ in millions) First Quarter 2004 2003 % Change Sales $360.1 $260.0 38.5% Earnings $30.9 $10.5 194.3% Operating Margin 8.6% 4.0% CBAT: First quarter bookings grew 23% sequentially with a book-to-bill ratio of 1.16. Sequential sales also increased 12%. Back-end semiconductor product businesses, ECT and Alphasem, continue to grow significantly and were the primary drivers in the sequential earnings increase of 64%. Margins for these companies are nearing 2000 levels. The core circuit board assembly companies, Universal, DEK and Soltec, all had positive earnings gains over the prior year and prior period, very strong bookings and very positive book-to-bill ratio for the quarter. Bookings for Universal have increased 29% sequentially, as demand for their new products has been strong. All CBAT companies continue to focus on new product rollouts through the second half of 2004. SEC: Bookings and sales were up 11% and 3%, sequentially, and 24% and 17%, respectively, over the first quarter of 2003. The SEC businesses reported a 139% improvement in earnings over the fourth quarter of 2003.

DOVER TECHNOLOGIES SEC (continued): Vectron, the largest of the SEC companies, continues to show the strongest recovery with bookings, sales and earnings up 21%, 5% and 22%, sequentially, and 38%, 31% and 178%, respectively, over the first quarter of 2003. Wireless infrastructure capital spending for the quarter showed strong growth while wireline capital spending was flat. Military opportunities improved in the first quarter of 2004 over the second half of 2003. Imaje: Sales and earnings grew 28% and 7%, respectively, over the same period of 2003, even though January's results were below expectations. The strength of the Euro kept pressure on both sales prices and margins during the quarter. The product diversification strategy continues as Imaje rolls out new medium and large character non-continuous ink jet printers and thermal transfer on line printers. Aggressive marketing has lead to an increase of 69% in backlog compared to last year and unit volumes continue to increase at double digit rates.

Working capital has improved as a percentage of sales to 24% for the first quarter compared to 26% for the prior year first quarter. Book-to-bill ratio has improved significantly to 1.15 for the first quarter compared to 1.05 for the prior year first quarter and the fourth quarter of 2003, with 43 out of 48 operating companies at or above 1.0. Rising metal prices have increased the costs of goods sold, largely in the Diversified and Industries segments. At this point, the companies estimate that they expect to be able to pass on the majority of these costs in the form of price increases to their customers. Free cash flow* for the first quarter of 2004 increased significantly to $85.0 million compared to $4.2 million last year. Improvement was driven primarily by higher net earnings of $26.1 million and a tax refund of $41.7 million. The effective tax rate for the first quarter was 28.8% compared to 23.7% in the prior year. The increase in the 2004 rate was primarily attributable to a decrease in the amounts of anticipated tax benefits from tax credit programs such as those for R&D, an increase in sales not qualifying for tax incentives relating to US export sales, and an increase in state income taxes. Capital expenditures were $20.9 million, and dividends paid were $30.5 million. Net debt* decreased to $606.5 million, resulting in a quarter end net debt-to-capital ratio* of 17.9%, compared to $696.2 million or 20.2% as of December 31, 2003. Corporate expenses for the first quarter have increased $2.9 million compared to the prior year amounts due to higher compensation and pension costs and costs incurred for Sarbanes-Oxley compliance. *Refer to the Company's press release for a definition of these terms and a reconciliation to the GAAP amounts from which they are derived. The press release is available on our website. FIRST QUARTER FINANCIAL OVERVIEW